Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Pensare Acquisition Corp. (the “Company”) on Form S-1, of our report dated May 18, 2017, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Pensare Acquisition Corp. as of March 31, 2017 and for the period from April 7, 2016 (inception) through March 31, 2017, appearing in the Registration Statement on Form S-1, as amended (File No. 333-219162) of Pensare Acquisition Corp. which is part of this registration statement.

/s/ Marcum llp

Marcum llp

New York, NY

July 27, 2017